ALLIANCEBERNSTEIN

Recently we sent you proxy material regarding the Annual Meeting of Shareholders that is scheduled for November 5, 2010. The Fund's records indicate that we have not received your vote. We urge you to vote as soon as possible in order to allow the Fund to obtain a sufficient number of votes to hold the Meeting as scheduled.

                                 1-866-451-3783


                            VOTING IS VERY IMPORTANT
                            ------------------------
                        Please vote now to be sure your
                                vote is received
                                in time for the
                                NOVEMBER 5, 2010
                                 ANNUAL MEETING
                                OF SHAREHOLDERS.


The Fund has made it very easy for you to vote. Choose one of the following methods:

o SPEAK to a live Proxy Specialist by calling the number above. We can answer any of your questions and record your vote. (Open: M-F 9:30am - 9pm, Sat 10am - 6pm ET)

o LOG ON to the website listed on your proxy card, enter your control number located on your proxy card, and vote by following the on-screen prompts.

o CALL the toll-free touchtone voting number listed on the proxy card with your control number located on your proxy card and follow the touchtone prompts.

o     MAIL in your signed proxy card in the envelope provided.


                        VOTING TAKES ONLY A FEW MINUTES.
                        --------------------------------
                               PLEASE VOTE TODAY.
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